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FLEETWOOD CREDIT CORP
FCC 1997-A GRANTOR TRUST
$176,605,761.26 6.64% ASSET BACKED CERTIFICATES Class A
$6,405,390.30  6.83% ASSET BACKED CERTIFICATES Class B
                                                July 15, 1997

On July 15, 1997, interest earned and principal paid on the underlying collateral for the month of June, 1997 were paid to you by First Chicago, in its capacity as Trustee for the above referenced issue. The following information is being provided pursuant to section 14.10 of the Standard Terms and Conditions of Agreement Dated March 1, 1997. This payment per $1,000 or original issuance of your holdings is allocated as follows:

                                                         CLASS A       CLASS B
1)     Principal Distributable                         25.254009     25.254008
2)     Interest Distributable                           5.178686      5.326871

3)     Fees Paid to Servicer                          137,738.83      4,995.71
        Per certificate                                 0.779923      0.779923

4)     a)   Pool Balance after this payment       160,826,595.87  5,833,088.97
       b)   Pool Factor                                0.9106532     0.9106532

5)     Proceeds received during the period from                           0.00
        physical damage insurance.

6)     a) Reserve Fund Balance                                    3,879,685.28
       b) % of Pool Balance                                              2.33%

7)     Servicer Letter of Credit Amount (L.C. Terminated 2/95)             N/A
            % of Pool Balance                                              N/A

8)     Proceeds received during the period from
        dealer repurchase obligations related to                          0.00
        defaulted receivables

9)    a)  Aggregate ammount of Paid-Ahead Receivables                      N/A
      b)  Aggregate amount of Unreimbursed Advances
             with respect to Paid-Ahead Receivables                        N/A
      c)  Change from Previous Month                                       N/A

10)     Aggregate unreimbursed Advances
            Prior Month                                             842,961.39
            Change from Previous Month                             (24,792.70)
            This Month                                              818,168.69

11)     Certificate Balance                       160,826,595.87  5,833,088.97

12)     Class A Principal Carryover Shortfall                             0.00
                Change from preceding period                              0.00
        Class A Interest Carryover Shortfall                              0.00
                Change from preceding period                              0.00
        Class B Principal Carryover Shortfall                             0.00
                Change from preceding period
0.00
        Class B Interest Carryover Shortfall                              0.00
               Change from preceding period                               0.00
13)     Realized Losses                                              22,904.57
               Change from preceding period                          11,110.52
14)     Amount due Class B but paid to Class A (subordination)            0.00


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